HANCOCK ASKEW & CO LLP
ACCOUNTANTS & ADVISORS

Consent of Independent Registered Public Accounting Firm

Freedom Internet Group, Inc.
San Juan, Puerto Rico

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 10, 2020, relating to the financial statements of Freedom Internet Group, Inc. for the period from November 15, 2018 (inception) to October 31, 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Hancock Askew + Co., LLP

Savannah, Georgia
February 19, 2020

Savannah | 912-234-8243 | 100 Riverview Drive | Savannah, GA 31404
Offices in Georgia and Florida

www.HancockAskew.com